Exhibit (d)(6)(i)
Form of Schedule A to
Sub-Advisory Agreement
Revised as of September __, 2011

	Annual Fee Rate (stated as a
	percentage of the Fund’s
Fund	average daily net assets)	Effective Date
Allianz NFJ Global Dividend Value Fund	0.50%	May 27, 2009
Allianz NFJ Diversified International Value Fund	0.50%	[September 22, 2011]
[Signature page follows.]
[Schedule A to RCM Sub-Advisory Agreement]

IN WITNESS WHEREOF, ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC and NFJ INVESTMENT GROUP LLC have each caused this Schedule A to Sub-Advisory Agreement to be signed in its behalf by its duly authorized representative, all as of the day and year first written above.

ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC

By:
Name:	Brian S. Shlissel
Title:	Managing Director

NFJ INVESTMENT GROUP LLC

By:
Name:
Title:
[Schedule A to RCM Sub-Advisory Agreement – Signature Page]